RESIGNATION AND RELEASE AGREEMENT
THIS RESIGNATION AND RELEASE AGREEMENT (“Agreement”) is entered into by and between HomeStreet, Inc. and HomeStreet Bank and any of their affiliates or subsidiary organizations and their respective successors and assigns (collectively, the “Employer” or “HomeStreet”) and Mark R. Ruh (“Ruh” or “Executive”) (collectively, the “Parties”) as of February 27, 2020 in consideration of the mutual undertakings set forth herein.
WHEREAS, Executive has elected to resign from his position as Chief Financial Officer and the Parties desire that Executive complete an orderly transition of his duties, and except as otherwise set forth in this Agreement, terminate Ruh’s employment agreement dated September 11, 2017 (“Employment Agreement”) and Executive desires to obtain the separation benefits provided herein to which he is not otherwise entitled.
NOW, THEREFORE, Employer and Executive do hereby agree as follows:
1.Resignation. Ruh resigns as Chief Financial Officer (“CFO”) of HomeStreet effective June 5, 2020. HomeStreet at its sole option may elect to extend Ruh’s employment beyond June 5 to as late as September 11, 2020. If HomeStreet elects to extend Ruh’s employment, Ruh may give two weeks’ prior written notice of unavailability, without penalty or loss of entitlement to other severance benefits described herein. If HomeStreet hires a new CFO prior to June 5, 2020, Ruh agrees to relinquish the CFO title and to work in a professional manner to transition the role to such new CFO through the Separation Date. The final date of Ruh’s employment shall be referred to as the “Separation Date.” Ruh’s resignation shall be considered a Resignation Without Good Reason, as the term is defined in Ruh’s Employment Agreement. The Employment Agreement shall expire on the Separation Date, except any post-employment restrictive covenants in the Confidentiality and Nonsolicitation Agreement and other provisions that, by their terms, are intended to extend beyond the termination of the employment relationship.
2.Pay and Benefits. HomeStreet will pay Ruh his regular salary and benefits, subject to current applicable withholdings, through the Separation Date. Executive’s health care benefits shall cease at the close of business on the last day of the month of the Separation Date. Relocation assistance and travel reimbursement benefits shall be paid to Ruh under his existing Relocation Assistance Agreement up to the Separation Date but will not exceed the remaining balance of such benefits, consistent with HomeStreet’s general practices. Reasonable business expenses shall continue to be reimbursed under the Employment Agreement and regular HomeStreet practices.
3.Bonus. HomeStreet will pay Ruh his Incentive Bonus for 2019, calculated as 87.97 % of 22.5% of his annual salary of $321,300 (corporate component) plus 100% of 22.5% of his annual salary $321,300 (individual component). The total bonus will be $135,888.00, less lawful deductions and withholdings. The Bonus will be paid at the same time other HomeStreet executives receive their bonuses for 2019.
4.Vacation. With the next regularly scheduled pay date after the Separation Date, HomeStreet will pay Ruh the value of his accrued but unused vacation.

Resignation and Release Agreement

5.Equity Interests. On the Effective Date of this Agreement, provided Executive has signed this Agreement and professionally performed his duties as described in Paragraph 6, 1361 Restricted Stock Units originally granted to Executive on September 11, 2017 that would vest on September 11, 2020, will immediately become vested. Executive shall be responsible for the tax liability associated with the vesting of the equity interest. All other Restricted Stock Units, Performance Share Units, options and other equity interests that are unvested will be forfeited as of the Separation Date. Ruh shall retain all rights under the applicable equity grants or plans.
6.Performance Until Separation Date. Ruh shall fully perform his assigned duties in a competent and professional manner through the Separation Date under the continued direction of the Chief Executive Officer. Ruh shall assist in the transition of his duties as requested and adhere to all of his confidentiality and other obligations under all applicable corporate policies. Ruh shall be in the headquarters office in person on Monday mornings through close of business Thursday and on Friday as required for important leadership duties or meetings. Time off (e.g., vacation time or sick time) will be requested in advance where possible and in accordance with current Company policy. In the event that Ruh intentionally breaches his obligations under this paragraph, and does not cure the breach within ten days of HomeStreet giving notice of such breach, HomeStreet may elect to immediately terminate his employment, and Ruh shall forfeit the severance pay described in paragraph 7, the acceleration of equity interests described in Paragraph 5 and the medical insurance payment described in Paragraph 9.
7.Severance Pay. Within fourteen days after the Effective Date of this Agreement, HomeStreet shall provide Ruh severance pay equal to six months of his base salary or $160,650.00, less lawfully required deductions and withholdings. The severance pay shall be paid in a lump sum and shall be conditioned upon: (a) Ruh’s execution of this Agreement; and (b) Ruh’s professional and competent performance of his duties through the Separation Date as described in Paragraph 6.
8.Restrictive Covenants. Any post-employment restrictions related to solicitation of employees or customers as stated in the Confidentiality and Nonsolicitation Agreement that Ruh executed upon employment shall remain in effect. By executing this Agreement, Ruh reaffirms his obligations thereunder.
9.Medical Insurance/COBRA. After the Separation Date, Executive shall have the right to purchase group medical continuation coverage pursuant to his rights under the COBRA statute and regulations. Provided Ruh has executed this Agreement and completed his obligations under Paragraph 6, HomeStreet will provide Ruh a lump sum of $8,830.90 representing six (6) months’ of the employer contribution for his current health care benefits.
10.Legal Fees. HomeStreet shall reimburse Ruh for up to $3,500 in legal fees to review this Agreement, upon presentation of documentation from Ruh’s counsel describing the expenses incurred.
11.Release. In exchange for the severance and other benefits described above, Executive, on behalf of himself and his marital community, irrevocably and unconditionally waives, releases, and forever discharges, HomeStreet and all of its parent, affiliated or subsidiary organizations, any employer-sponsored employee benefit plans and each of their respective directors, officers, agents, trustees, employees, employee-spouses, successors and assigns, from any and all claims or damages (including attorney’s fees and costs actually incurred), whether known

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or unknown, which have arisen up through the date of this Agreement, including those related in any way to his employment by HomeStreet or the facts and circumstances leading up to signing of this Agreement, except that Executive does not waive his rights under medical, dental, life, AD&D, and disability insurance plans in which he and his dependents are enrolled. In particular, Executive understands and agrees that this release includes, without limitation, all matters arising under any federal, state, or local law, including civil rights laws and regulations prohibiting employment discrimination on the basis of race, color, religion, age, sex, national origin, ancestry, disability, medical condition, veteran status, marital status and sexual orientation, or any other characteristic protected by federal, state or local law including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended (except as to vested retirement benefits, medical, dental, life, AD&D, and disability benefits, if any), the Worker Adjustment and Retraining Notification Act, the Washington Law Against Discrimination, RCW 49.60, The Washington Wage Rebate Act, RCW 49.52, the Washington Unpaid Wages Act, RCW 49.48, federal and state wage and hour laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, the Sarbanes-Oxley Act, the Dodd Frank Wall Street Reform and Consumer Protection Act or any other federal, state or local law, regulation, ordinance or rule having any bearing whatsoever.
12.Limitation of Release. Executive understands that nothing contained in this Agreement limits his ability to file a charge or complaint with the Department of Justice, Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be commenced by any Government Agency including providing documents or other information without notice to HomeStreet. This Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agencies. Executive recognizes that in connection with any such activity, he must inform such Government Agency that the Executive is not permitted to reveal to any third-party, including any governmental, law enforcement or regulatory authority, information Executive learned during his employment with HomeStreet that is protected from disclosure by any applicable privilege, including the attorney-client privilege, attorney work product doctrine and/or other applicable legal privileges.  HomeStreet does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.  Executive recognizes that his ability to disclose information may be limited by applicable law, and HomeStreet does not consent to disclosures that would violate applicable law.  Such laws may include, without limitation, laws and regulations restricting disclosure of confidential supervisory information (any information or materials relating to the examination or supervision of HomeStreet by applicable bank regulatory agencies, materials responding to or referencing non-public information relating to such examinations or supervision and correspondence to or from applicable banking regulators) or disclosures subject to the Bank Secrecy

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Act, including information that would reveal the existence or contemplated filing of a suspicious activity report.
13.Knowing and Voluntary Release. Executive understands the significance and consequences of this Agreement, and acknowledges that it is voluntary and has not been given as a result of any coercion. He acknowledges that he was given at least twenty-one (21) days after receipt of this document during which to consider this Agreement and that he has been encouraged to consult with, and in fact has been represented by an attorney prior to signing it, and that he signs it only after careful consideration and analysis. If Executive signs this Agreement before expiration of this 21-day period, he waives any remaining time to consider it.
14.Revocation Period. Executive understands and acknowledges that he has seven (7) days after signing this Agreement to revoke it. This Agreement will not be effective until the eighth day after it is signed by both Parties or the Separation Date, whichever occurs later (“Effective Date”).
15.Matters Raised to HomeStreet. Subject to the exceptions described in paragraph 12 expressly permitting disclosures to Government Agencies, Executive acknowledges that as an employee of HomeStreet the Executive has had an obligation to advise HomeStreet completely and candidly of all facts of which Executive is aware that constitute or may constitute violations of HomeStreet’s ethical standards, code of conduct or legal or regulatory obligations.  Executive represents and warrants that he is not aware of any such facts or the Executive has previously advised HomeStreet about any such facts.  Executive agrees to advise HomeStreet in the future of all such facts that come to Executive’s attention.
16.No Admission of Liability. This Agreement shall not be considered as evidence of any violation of any statute or law, or any wrongdoing or liability on the part of HomeStreet or its agents or employees.
17.No Modification. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. This Agreement may not be modified except in writing signed by Executive and by the Chief Executive Officer of HomeStreet or its otherwise duly authorized representative.
18.References. Any reference requests regarding Executive’s performance shall be directed to Human Resources, who shall only confirm Executive’s dates of employment, job title and duties, consistent with Employer’s standard policy.
19.Press Release. HomeStreet and Ruh will mutually agree on proposed language of public disclosure in a press release announcing Ruh’s resignation. The press release shall include the following quote from Ruh: “I want to thank the HomeStreet board of directors and Mark Mason for the opportunity to serve the Company as CFO over the last three years. I also want to thank the great team I’ve had the opportunity to lead during my tenure - together we have played a major role in the substantial transition of HomeStreet from a thrift into a leading West Coast commercial bank.”
20.Return of Property. No later than the Separation Date, Executive agrees to return to Employer all HomeStreet-owned property in his possession, specifically including all keys and card keys to company buildings or property; all company-owned equipment; and all company documents and papers, including all passwords, trade secrets and confidential company information.

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21.Non Disparagement. Executive agrees that he will not make any disparaging or derogatory remarks that in any way cast the business operations or conduct of Employer and its past or present directors, officers, employees, representatives, or agents in an unfavorable light. Nothing in this provision limits Executive from disclosing information to Government Agencies as described in paragraph 8.
22.Trade Secrets and Confidential Information.
a.Executive acknowledges that Employer’s business and future success depends on the preservation of the trade secrets and other confidential information of Employer, its employees or directors and its suppliers and customers. Such trade secrets and other confidential information includes, without limitation, existing and to-be-developed or acquired products, plans, or ideas; market surveys; the identities of past, present, or potential customers; business and financial information; pricing methods or data; terms of contracts with present or past customers; proposals or bids; marketing plans; personnel information; procedural and technical manuals; formulas, processes, methodologies, and practices proprietary to Employer or its customers; and any other categories of items or information of Employer or its customers which are not generally known to the public at large (the “Secrets”). Executive agrees to protect and to preserve as confidential all of the Secrets at any time known to Executive or in Executive’s possession or control (whether wholly or partially developed by Executive or provided to Executive, and whether embodied in a tangible medium or merely remembered).
b.Executive will neither use nor allow any other person to use any of the Secrets in any way, except for the benefit of Employer and as directed by Employer’s Board of Directors or duly authorized representative. All material containing or disclosing any portion of the Secrets will be and remain the property of Employer.
c.Nothing in this Section limits or prohibits Executive from disclosing information to Government Agencies as described in paragraph 8.
23.Governing Law and Venue. This Agreement will be interpreted in accordance with the laws of the State of Washington, without reference to its choice of law rules. The venue for the resolution of any disputes arising out of or in connection with this Agreement shall be King County in the State of Washington.
24.Breach and Enforcement. Any claim arising out of or in connection with this Agreement will be subject to binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The parties will select an arbitrator from the panel of arbitrators then working for Judicial Dispute Resolution, or any other mutually acceptable arbitrator. If the parties are unable to agree on an arbitrator, then Judicial Dispute Resolution will appoint one of their panel members to adjudicate the matter. The substantially prevailing party will be entitled to reasonable attorneys’ fees and costs incurred; provided, however, that in the event of a proceeding challenging the validity of this Agreement under the Age Discrimination in Employment Act, the parties’ entitlement to attorneys’ fees and costs with respect to such challenge shall be determined in accordance with applicable federal law.
25.Severability. It is understood and agreed that if any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

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26.Complete Agreement. This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement, including but not limited to matters relating to Ruh’s employment. It is expressly acknowledged and recognized by the parties that there are no oral or written collateral agreements, understandings, or representations between the parties other than as contained in this Agreement, and any such prior agreements are specifically and expressly terminated.
27.Reliance. Executive represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement, not set forth herein, made by Employer or by any of Employer’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.
PLEASE READ CAREFULLY. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING. THIS IS A VOLUNTARY SEVERANCE AND RELEASE AGREEMENT THAT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
EXECUTIVE

/s/ Mark R. Ruh	2/27/2020
Mark R. Ruh	Date
EMPLOYER

/s/ Mark K. Mason	2/27/2020
By: Mark. K Mason Its: Chief Executive Officer	Date

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